Exhibit 10.2

RETENTION AGREEMENT
Between Bank of Hawaii and David W. Thomas dated December 16, 2005

This Retention Agreement (“Agreement”) is between David W. Thomas (“you”) whose mailing address is P.O. Box 3886, Honolulu, Hawaii 96812, and Bank of Hawaii Corporation and Bank of Hawaii (collectively, the “Bank”) of 130 Merchant Street, Honolulu, Hawaii 96813.  The purpose of this Agreement is to describe the terms of your retention and transition from employment with the Bank.

1.                                       Duties and compensation until your Separation Date.  Effective January 1, 2006, you will assume the new position of Chief Operating Officer with an annual base salary of $450,000.  You agree to work diligently in your new position (or in any higher position to which you may be promoted) through February 29, 2008 (the “Separation Date”), at which time you will be relieved of all duties and responsibilities.  The Bank may advance your Separation Date to any date before February 29, 2008, or may extend your Separation Date to any date within three months after February 29, 2008.  Any Separation Date after May 31, 2008, will require mutual agreement of the parties in writing.

a.                                       You will be paid your salary and benefits through the Separation Date.  You will participate in the Executive Incentive Plan for calendar years 2006, 2007, and 2008, with the amount payable for 2008 pro-rated based on your Separation Date.  On December 16, 2005, you will receive a restricted stock grant.  You will not participate in any other incentive, retention, bonus, or stock plan in 2006, 2007, 2008, or thereafter.

b.                                      In the event you voluntarily terminate employment prior to the Separation Date, you will receive only your salary and vested benefits through the date of your termination of employment.

c.                                       You acknowledge and agree that no compensation or other payment except as specified in this Agreement and in the restricted stock grant on December 16, 2005, will be owed to you after the Separation Date.

2.                                       Return of Bank materials upon termination of employment and resignation from positions.  On or prior to the Separation Date, you:

a.                                       Will return to the Bank any information you have about the Bank’s practices, customers, strategies, procedures, or trade secrets, including but not limited to, customer data, lists and accounts, growth plans, business plans, and marketing strategies (collectively, the “Bank Information”).  You will not retain any copies of the Bank Information in any form or medium.

b.                                      You will also return any Bank property you have, including American Express card, keys, cell phone, or other Bank equipment.

c.                                       You will resign any positions you hold as a director, officer, or other management official of any Bank affiliate or subsidiary, or as trustee or fiduciary of any Bank benefit plan or trust, effective on the Separation Date.

d.                                      You understand that effective on the Separation Date, there will be no further reimbursements for expenses you incur at the Oahu Country Club.  Additional income to partially offset your periodic membership dues will end on your Separation Date.  If you elect to discontinue your membership prior to that date, you must notify the Bank’s Director of Human Resources in writing, at least thirty (30) days prior to the date of discontinuance.  Upon timely receipt of your written notice, the Bank will consider your membership discontinued, and the additional income related to club dues will no longer be paid.  You are responsible for abiding by your club’s specific procedures for membership discontinuance and ensuring that no additional business expenses are incurred.

e.                                       In the event your employment is terminated prior to your Separation Date (1) voluntarily, or (2) for “cause” pursuant to Paragraph 5, you will comply with these requirements as of your termination date (“Termination Date”).

3.                                       Retention Payment and other benefits.  If you perform your duties to the Bank’s satisfaction through February 29, 2008, (including your compliance with the requirements in Paragraph 2, above, and if you comply with the requirements of this Paragraph and Paragraphs 6, 8, and 9, below, and Exhibit “A” to the Agreement), you will receive a Retention Payment equal to twenty-four (24) months of your base monthly salary as of February 29, 2008, and the additional benefits described in this Paragraph 4.

a.                                       The Retention Payment will be paid in thirty-six (36) monthly payments and will commence on the first day of the seventh month after your Separation Date.  The first payment will be in an amount equal to seven monthly payments; single monthly payments will continue thereafter for twenty-nine months.

b.                                      You will be entitled to health insurance coverage under an insured preferred provider plan with the same percentage of shared premiums as prior to your Separation Date (except that there will be no pre-tax employee premiums) for a period of thirty-six (36) months after your Separation Date.  If you are employed elsewhere before the thirty-six month period ends, the health insurance coverage will terminate at the time of your new employment.  When the health insurance coverage ends under this paragraph, you will receive notice of your right to COBRA continuation coverage.  After the Separation Date, you will no longer be eligible for contributions or benefit accruals under any of the Bank’s tax-qualified retirement plans or nonqualified deferred compensation plans.  Any outstanding stock option(s) will expire in accordance with the terms of the option(s).

c.                                       The Bank will waive your obligation to reimburse the Bank for the remaining balance of the initial membership fee at the Oahu Country Club.  This will result in imputed income to you in 2008.  You are responsible for the payroll taxes on this income, and the Bank will withhold the appropriate amounts from your 2008 earnings.

4.                                       Effect of this Agreement on other severance arrangements.  Unless your employment is terminated for “cause” as defined in the next Paragraph, it will be terminated by way of resignation.  You understand and agree that you are not entitled to benefits under our Basic Staff Severance Plan for termination by resignation.  By acceptance of this Agreement and in consideration of the monetary consideration provided to you under this Agreement (“Monetary Consideration”), you are waiving and releasing any claim for benefits under that Plan.  In addition, the Key Executive Change-in-Control Severance Agreement entered into by and between you and the Bank effective June 22, 2001, shall be deemed to have been terminated as of the Separation Date.  Furthermore, if a Change in Control occurs prior to your Separation Date and you become entitled to benefits under the Key Executive Change-in-Control Severance Agreement, you will receive the benefits under the Change-in-Control Severance Agreement, but will not be entitled to any of the benefits provided under this Agreement.  The Bank makes no representation to you concerning your possible entitlement to unemployment insurance benefits, and will truthfully report, should unemployment compensation authorities ask, that the termination of your employment was voluntary (or involuntary, if termination was for “cause”).

5.                                       When your employment may be terminated for cause.  You agree and understand that your employment with the Bank may be terminated for “cause” at any time on or before the Separation Date.

a.                                       “Cause” is defined to include:  (1) your violation of the Bank’s Employee Handbook, to include the Bank’s Code of Ethics and Conduct (the “Code”), a copy of which has been provided to you; (2) your breach of the terms of this Agreement; (3) your failure to successfully complete your transition objectives or to make satisfactory progress toward your annual performance objectives through the Separation Date, as determined by the Bank’s Chief Executive Officer; or (4) your violation of the Code of Business Ethics and Conduct of the New York Stock Exchange (the “NYSE Code”), a copy of which has been provided to you.  You understand and acknowledge that the provisions of the Code or the NYSE Code may be changed from time to time between the date on which you sign this Agreement (its “Execution Date”) and the Separation Date, and you agree that your violation of any of those changed provisions prior to the Separation Date will constitute grounds for terminating your employment for “cause”.

b.                                      Termination for “cause” may be with or without notice.  In the event that you are terminated for “cause,” you will forfeit all Monetary Consideration that has not been paid to you as of the Termination Date.

c.                                       Your duties under this Agreement, including the information disclosure restrictions in Paragraph 9.a and the release of all claims in Paragraph 6.a, shall remain in the event you are terminated for “cause”.  You agree that the payment to you of salary and benefits and/or other consideration on or after the date you sign this Agreement (the “Execution Date”) shall be good and sufficient consideration to require your adherence to the promises you have made in this

Agreement even if you are terminated for “cause” and forfeit any unpaid or unvested Monetary Consideration.

6.                                       Waiver of any claims you may have.  You waive, release, and forego any and all claims that you have or might have through the Execution Date of this Agreement against the Bank and any of its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, attorneys, employees, successors, or assigns (the “Bank Releasees”), including without restriction any claims arising from or related to your employment with the Bank and/or your separation from employment with the Bank.

a.                                       The released claims include, but are not limited to, claims arising under statutory or common law in the United States (including federal, state, or local jurisdictions) or any foreign country.  The released claims include, but are not limited to, claims under anti-discrimination statutes such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act (“ADEA”), and Hawaii’s civil rights laws (Hawaii Revised Statutes Chapter 368 and 378); claims under wage and hour laws; claims under the laws of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, invasion of privacy, wrongful termination, etc.); claims based upon the Hawaii Whistleblowers’ Protection Act, H.R.S. § 378-61, et seq.; claims under the Sarbanes-Oxley Act of 2002, including Section 806 (18 U.S.C. § 1514A) of the Corporate and Criminal Fraud Accountability Act of 2002 (Title VIII of Sarbanes-Oxley Act of 2002); and claims for attorneys’ fees and/or costs.  THIS RELEASE COVERS ALL CLAIMS THAT ARE BASED UPON ANY EVENT THAT OCCURRED THROUGH THE EXECUTION DATE OF THIS AGREEMENT.

b.                                      You further agree that you will execute upon your Separation Date a further Release covering claims from the Execution Date through your Separation Date in the form attached hereto as Exhibit A.  The Release is expressly incorporated into this Agreement as part of the Agreement.

7.                                       How we will respond to employment verification requests.  The Bank and you agree that any inquiries regarding verification of your employment will be handled through Bank of Hawaii, Human Resources.  As is its practice, Human Resources will only release information confirming your dates of employment and position title to requesters or if we are required to report further information by law, regulation, or court order.

8.                                       Neither of us will make negative comments about the other.  The Bank agrees that neither its executive officers nor its directors will make any disparaging, negative, or derogatory statements about you.  You agree that you will not make any disparaging, negative, or derogatory comments about the Bank or the Bank Releasees.

9.                                       Your agreement to keep secrets and not to compete.  You further agree as follows:

a.                                       Unless required or otherwise permitted by law, you will not disclose to others or use the Bank Information or any summary or derivative of that information.

b.                                      You acknowledge that your services under this Agreement are of a special, unique, unusual, extraordinary, and intellectual character and that you will have access to Bank Information of extremely confidential and sensitive nature crucial to the Bank’s success.  You further acknowledge and agree that if you were to engage in the conduct prohibited by Subparagraphs 9.c, 9.d, or 9.e, the Bank would be irreparably harmed.

c.                                       In consideration of your acknowledgements, our mutual promises and the Monetary Consideration, you agree that — for the duration of the term of your active employment by the Bank and for a period of twenty-four (24) full months following the earlier of your Separation Date or Termination Date (the “Non-Compete Period”) — you will not, either directly or indirectly, engage in or invest in, own, manage, operate, finance, control, be employed by, work as a consultant or contractor for, or otherwise be associated with any Financial Institution doing business in the state of Hawaii; provided, however, that you may purchase or otherwise acquire up to one percent of any class of securities of any such Financial Institution (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934.  The term “Financial Institution” is defined as any commercial bank, savings institution, securities brokerage, mortgage company, insurance broker, or other company or organization that competes in the state of Hawaii with the Bank or any of its subsidiaries or related companies or entities (the “Bank or Related Entities”).

d.                                      You agree that at any time following the Execution Date of this Agreement through twelve (12) full months following the end of the Non-Compete Period you will not solicit business of the same or similar type being carried on by the Bank or Related Entities from any company, person, or entity known by you to be a customer of the Bank or Related Entities, whether or not you had personal contact with such company, person, or entity by reason of your employment with the Bank.

e.                                       You will not, whether for your own account or the account of any other person at any time following the Execution Date of this Agreement through twelve (12) full months following the end of the Non-Compete Period solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise, any person who is an employee of the Bank or in any manner induce or attempt to induce any employee of the Bank to terminate his or her employment with the Bank.

f.                                         You agree to notify the Bank in writing if you accept employment at any time between the Execution Date of this Agreement and one year following the end of the Non-Compete Period.  You further agree that the Bank may notify your new employer of the terms of Paragraphs 8, 9, and 11 of this Agreement and, at the Bank’s election, furnish the employer with a copy of this Agreement or relevant portions thereof.

10.                                 Where notices are to be sent.  Any notice required or permitted by this Agreement shall be in writing sent to the following addressees:  For you, P.O. Box 3886, Honolulu, Hawaii 96812; for the Bank, Bank of Hawaii, Human Resources #320, P. O. Box 2900, Honolulu, HI 96846-6000.

11.                                 Enforcing this Agreement.  To the extent permitted by law, if you breach any of your obligations under this Agreement, the Bank will be entitled to recover the benefits paid under this Agreement and to obtain all other relief provided by law or equity.  You acknowledge and agree that your breach of Paragraphs 2, 8, or 9 will result in irreparable harm to the Bank for which it will have no adequate remedy at law and for which the Bank will be entitled to immediate injunctive relief.

12.                                 Interpretation of this Agreement.  In deciding any question about the parties’ intent in creating this Agreement, the following rules will be applied:

a.                                       If any covenant of Paragraph 9 is held by a court to be unreasonable, arbitrary, or against public policy, the covenant will be considered to be divisible with respect to scope, time, and/or geographic area, and enforced to the greatest extent permissible under law.  If any provision of this Agreement is deemed to be unlawful, the provision will be deemed deleted from this Agreement and the remainder of the Agreement will continue in effect.

b.                                      The paragraph headings and other guides in this Agreement, as well as any cover letter or other documents accompanying it, are only intended to improve the readability of the Agreement, and not to alter its substance.

c.                                       This Agreement is formed at Honolulu, Hawaii, and is to be interpreted and enforced under the applicable federal and Hawaii state laws.

d.                                      This Agreement represents the complete agreement of the parties and supersedes any and all prior agreements.  Specifically, in consideration for this new Agreement and the benefits provided hereunder, you waive all rights and forever forfeit any benefits under the Retention Agreement entered into between you and the Bank on May 3, 2004.

e.                                       This Agreement may only be amended in writing signed by both you and the Bank.

f.                                         This Agreement is not intended to be and is not an admission of any fact or wrongdoing or liability by any of the parties.

13.                                 Older Workers Benefit Protection Act notice.  The following is required by the Older Workers Benefit Protection Act (“OWBPA”):

This Agreement includes a waiver of any claims you may have under the Age Discrimination in Employment Act (“ADEA”) through the Execution Date of the Agreement.  You have up to 21 days from the date of this letter to accept the terms of this Agreement, although you may accept it at any time within those 21 days.  To properly weigh the advantages and disadvantages of signing this Agreement and waiving your ADEA claims, you are advised to consult an attorney about this Agreement prior to signing.  If you want to accept the Agreement prior to the expiration of the 21 days, you will need to indicate your waiver of the 21-day consideration period by signing in the space indicated below.

To accept this Agreement, please date, sign, and return it to the Bank’s Executive Vice President & Director of Human Resources.  (An extra copy for your file is provided).  Once you do so, pursuant to the OWBPA, you will still have an additional seven days in which to revoke your acceptance.  To revoke, you must send the Bank’s Executive Vice President & Director of Human Resources a written statement of revocation by registered mail, return receipt requested.  If you revoke your acceptance of this Agreement, the Agreement will be void, and you will not receive the Monetary Consideration provided under the Agreement.

BANK OF HAWAII CORPORATION and BANK OF HAWAII

By:	/s/ Allan R. Landon
Allan R. Landon
Chairman of the Board, CEO, and President

By signing this Agreement, I acknowledge that I have had the opportunity to review it carefully with an attorney of my choice; that I have read and understand its terms; and that I voluntarily agree to them.

Dated: December 22, 2005	/s/ David W. Thomas
David W. Thomas

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

Dated: December 22, 2005	/s/ David W. Thomas
David W. Thomas

EXHIBIT A
[TO BE SIGNED ON THE SEPARATION DATE]

RELEASE OF CLAIMS

In consideration of the payments and other consideration provided for by the agreement (“Agreement”) dated December 16, 2005, which is attached hereto and expressly incorporated herein, I hereby voluntarily and knowingly waive, release, and forever forego any and all claims, whether or not now known, suspected or claimed, that I ever had, now have, or may later claim to have had against Bank of Hawaii (the “Bank”) and any of its predecessors, subsidiaries, related entities, officers, directors, shareholders, agents, insurers, attorneys, employees, successors, or assigns (the “Bank Releasees”) through the date of my signature below (the “Release Date”), including without limitation all claims arising from or related to my employment with the Bank and/or the separation of my employment with the Bank.

These claims include, but are not limited to, claims arising under statutory or common law in the United States (including federal, state, or local jurisdictions) or any foreign country.  The released claims include, but are not limited to, claims under anti-discrimination statutes such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act (“ADEA”), and Hawaii’s civil rights laws (Hawaii Revised Statutes Chapter 368 and 378); claims under wage and hour laws; claims under the laws of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, invasion of privacy, wrongful termination, etc.); claims based upon the Hawaii Whistleblowers’ Protection Act, H.R.S. § 378-61, et seq.; claims under the Sarbanes-Oxley Act of 2002, including Section 806 (18 U.S.C. § 1514A) of the Corporate and Criminal Fraud Accountability Act of 2002 (Title VIII of Sarbanes-Oxley Act of 2002); and claims for attorneys’ fees and/or costs.  This Release covers all claims that are based upon any event, action, or inaction that occurred or was to have occurred through the Release Date.

I hereby acknowledge (I) that I have been advised to consult with an attorney prior to signing this Release, (2) that I have been given more than twenty-one days prior to signing in which to consider this Release, (3) that I have been advised that this Release covers ALL CLAIMS (including employment-related claims generally and ADEA claims specifically) I might have against the Bank or the Bank Releasees through the date of this Release; and (4) that I have seven days after signing this Release (“the Revocation Period”) in which to revoke my agreement to this Release.  I understand that I may revoke my agreement by notifying the Bank at any time during the Revocation Period.  If I elect to revoke my agreement to this Release, the Agreement will be void, and I will not receive the Monetary Consideration provided under the Agreement.

UNDERSTOOD AND AGREED:

David W. Thomas	Date

Pursuant to 29 C.F.R. § l625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(l)(F)(i)).

Dated:
David W. Thomas